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                                                                    EXHIBIT 4(h)

DRAFT                                             [LOGO OF PL&A]
                                                  Pacific Life & Annuity Company
                                                  700 Newport Center Drive
                                                  Newport Beach, CA 92660
                                                  A Stock Company


                      GUARANTEED PROTECTION ADVANTAGE RIDER


Pacific Life & Annuity Company has issued this Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract which do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

Definition of Terms - Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definition applies:

   Term - The ten (10) year period beginning on the Effective Date of the Rider.

Guaranteed Protection Advantage - You have purchased a Guaranteed Protection Advantage Rider. Subject to the terms and conditions described herein, we will increase the Contract Value to the Guaranteed Protection Amount (as determined under the Guaranteed Protection Amount provision of this Rider), if at the end of the Term, the Contract Value is less than the Guaranteed Protection Amount.

This Rider may be purchased on the Contract Date or on any subsequent Contract Anniversary, provided: (a) the age of each Annuitant is 80 or younger on the date of purchase; and (b) the date of purchase is at least ten (10) years prior to the Annuity Date. The date of purchase is the Effective Date of the Rider as shown on Page 3.

For the Contract Value to be increased to the Guaranteed Protection Amount, the entire Contract Value must be invested for the entire Term according to an asset allocation program established and maintained by us for this Rider.

The Contract Value will be allocated among the Investment Options within the asset allocation model you have selected according to your stated risk tolerance. Subsequent Purchase Payments will also be allocated accordingly, unless otherwise instructed by you in writing. The allocation percentage for a particular Investment Option within the model you have selected may change and Investment Options may be added to or deleted from the model as a result of annual analysis. The analysis is performed each year to help maintain your stated risk tolerance. The Contract Value and any subsequent Purchase Payment will be automatically allocated each year in accordance with any new allocation percentage or any added Investment Option as a result of such analysis.

Limitation of Purchase Payments to Fixed Rate General Account Options - While the provisions of this Rider are in effect, Purchase Payments may be allocated to any fixed rate General Account option available under the Contract only for purposes of dollar cost averaging (the periodic transfer of amounts) into the Investment Options within the asset allocation model you have selected.

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Amounts transferred from any such fixed rate General Account option into the
Investment Options within the asset allocation model you have selected must be made over a period not to exceed twelve (12) months.

Withdrawals While Rider in Effect - While this Rider is in full force and in effect, you may continue to make withdrawals from the Contract in accordance with the Withdrawal provisions of the Contract. Withdrawals made from the Contract during the Term will be considered in determining the Guaranteed Protection Amount.

Guaranteed Protection Charge - An annual charge (Guaranteed Protection Charge) for expenses related to this Rider will be deducted from your Investment Options on a proportionate basis. The Guaranteed Protection Charge will be deducted, in arrears, on each Contract Anniversary that this Rider remains in effect.

The Guaranteed Protection Charge is equal to 0.10% multiplied by the Contract Value on the day the charge is deducted. The Guaranteed Protection Charge is guaranteed not to change during the Term. Any portion of the Guaranteed Protection Charge we deduct from any of our fixed rate General Account options will not be greater than the annual interest credited in excess of 3%.

If this Rider is terminated for reasons other than for death or annuitization, the entire Guaranteed Protection Charge for the Contract Year will be deducted from the Contract Value on the effective date of termination.

Guaranteed Protection Amount - The Guaranteed Protection Amount is equal to (a) plus (b) minus (c); where:

     (a)  is the Contract Value at the start of the Term;

     (b) is a percentage of each subsequent Purchase Payment, as determined from the table below, paid to the Contract during the Term;

     (c) is a pro rata adjustment for withdrawals made from the Contract during the Term. The adjustment for each withdrawal is calculated by multiplying the Guaranteed Protection Amount prior to the withdrawal by the ratio of the amount of the withdrawal (including any applicable withdrawal charge) to the Contract Value immediately prior to the withdrawal.

               Number of Years Since           Percentage of Purchase Payment
                 Beginning of Term         Added To Guaranteed Protection Amount
               ---------------------       -------------------------------------

                  1 through 4 ............................. 100%
                            5 .............................  90%
                            6 .............................  85%
                            7 .............................  80%
                 8 through 10 .............................  75%

For purposes of determining the Contract Value at the start of the Term, if this Rider is purchased on the Contract Date, the Contract Value is equal to the initial Purchase Payment. If this Rider is purchased on a Contract Anniversary, the Contract Value is equal to the Contract Value on that Contract Anniversary.

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Additional Amount - On the last day of the Term, we will apply an additional amount to the Contract if the Contract Value on such day is less than the Guaranteed Protection Amount. The additional amount will be equal to the difference between the Contract Value on the last day of the Term and the Guaranteed Protection Amount.

If, on the last day of the Term, the Contract is annuitized, the first death of an Owner or the death of the last surviving Annuitant occurs, or a full withdrawal of the amount available for withdrawal is made, the Contract Value will reflect any additional amount as described in this provision, prior to the payment of any annuity, death or full withdrawal benefits.

We will not apply an additional amount if the Contract Value on the last day of the Term is greater than the Guaranteed Protection Amount.

Continuation of Rider if Surviving Spouse Continues Contract - If the Owner dies during the Term and if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, then the provisions of this Rider will continue until the end of the Term.

Termination of Rider - This Rider will automatically terminate at the end of the Term or, if earlier, upon the occurrence of one of the following events:

     (a) the Contract Anniversary immediately following the date any portion of the Contract Value is no longer invested according to an asset allocation program established and maintained by us for this Rider;
     (b) the Contract Anniversary immediately following the date we receive notification from you to terminate this Rider;
     (c) the date a full withdrawal of the amount available for withdrawal is made under the Contract;
     (d) the date of the first death of an Owner or the date of death of the last surviving Annuitant;
     (e) the date the Contract is terminated in accordance with the provisions of the Contract; or
     (f)  the Annuity Date.

Reapplication of Rider Benefits - If the Contract remains in full force and in effect after the date this Rider terminates, you may, subject to the terms and conditions described under the Guaranteed Protection Advantage provision of this Rider, reapply for the benefits described herein for another Term at the then current Guaranteed Protection Charge in effect at the time of application. A new rider form will be issued, with the then current Guaranteed Protection Charge, to be effective on the Contract Anniversary coinciding with, or next following, the date all required forms are received by us and all rider requirements have been met.

Effective Date - This Rider is effective on the date shown below.

Effective Date:   [date]

All other terms and conditions of your Contract remain unchanged by this Rider.


                         PACIFIC LIFE & ANNUITY COMPANY

          /s/ THOMAS C. SUTTON                     /s/ AUDREY L. MILFS
   Chairman and Chief Executive Officer                  Secretary

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